Exhibit 99.1

AMERISERV FINANCIAL ANNOUNCES INCREASED COMMON STOCK REPURCHASE PROGRAM

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) announced today that its Board of Directors approved an increase in the size of its previously announced common stock repurchase program.  The Company can now repurchase an additional 5% or approximately 1,007,000 shares of its outstanding common stock.  The shares may be purchased in open market, negotiated, or block transactions.  This common stock repurchase program does not obligate the Company to acquire any specific number of shares and may be suspended or discontinued at any time.

As part of this expanded common stock buyback program, the Company also announced that it had reached an agreement to repurchase a large block of 1,045,000 shares of its common stock at $2.47 per share for $2,581,000 in the aggregate from an institutional shareholder.  This transaction is expected to be completed on April 20, 2012.  The Company expects that this transaction will have an accretive impact on both book value and tangible book value per share which were $4.46 and $3.84, respectively, at March 31, 2012.

This news release may contain forward-looking statements that involve risks and uncertainties, as defined in the Private Securities Litigation Reform Act of 1995, including the risks detailed in the Company's Annual Report and Form 10-K to the Securities and Exchange Commission.  Actual results may differ materially